October 6, 2007

RE: Letter Agreement for additional consideration and addendums to Convertible Note (“Note Agreement”), Warrant (“Warrant Agreement”), and Registration Rights Agreements (“Reg Rights Agr”), (all three collectively, the “Investment Document”) with Future Now, Inc. (the “Company”)

We are pleased to inform you that we are in the final stages of our transaction whereby the Company will effectively merge into Future Now Group, Inc (“FNGI”), a fully reporting public entity, traded on the NASDAQ Over the Counter Bulletin Board under the symbol FUTR (the “Transaction”). This Transaction will provide the Company access to the public capital markets to accelerate its business expansion and financing plans. Following the closing of the Transaction, the Company and its management will take over control of FNGI. Furthermore, on or about the closing date of the Transaction, FNGI is expected to close on additional funding which we anticipate will provide FNGI with approximately $1 million in capital, net of fees, including, but not limited to, commissions, placement and legal fees (the “New Financing”)

The Transaction or the New Financing do not qualify as a redemption event as provided for under Section 2(b) of your Note Agreement, which states; “the Notes shall be redeemed at the earlier of (i) three years from issuance date, or; (ii) the date upon which the Company completes the sale of Common Stock (or like security, including convertible debt instruments) for aggregate proceeds of at least $2,500,000 (“Qualified Financing”), or; (iii) the closing of a material acquisition of the Company and Change of Control, as defined, whether by merger, recapitalization, sale of assets or other similar material transaction (“Acquisition”). Change of Control shall mean the sale and/or transfer of in excess of 50% of then outstanding voting stock of the Company.” However, please note that this New Financing will be credited toward the aggregate proceed calculation for a Qualified Financing that would trigger Note repayment.

To facilitate with the closing of the New Financing and the success of the Transaction, please acknowledge your agreement to the following addendums (the “Addendums”). THESE ADDENDUMS ONLY RELATE TO THE TRASACTION DISCUSSED HEREIN AND IF NO CLOSING SHOULD OCCUR THIS LETTER AGREEMENT WILL BECOME NULL AND VOID.

a)
To Note Agreement - Section 2(2) will be amended as follows; ““Conversion Price” means the lower of the (i) price per share in a Qualified Financing or Acquisition, at a 20% discount, or (ii) the five (5) day average closing price of FNGI stock from the day of Closing, or (iii) the conversion price of the convertible note as provided for in with the New Financing, at a 20% discount.”

b)
To the Warrant Agreement - Section 1(b) will be amended as follows; “Subject to the adjustments contained in Paragraph 8, the “Exercise Price” per Warrant Share shall be at the lower of the (i) exercise price granted for any warrant issued as part of the New Financing, or (ii) the five (5) trading day average closing price of FNGI stock from the day of Closing.”

“Persuading Customers When They Ignore Marketing”

246 Creamer Street, 2nd Flr, Brooklyn, NY 11235
Phone: (877) 643-7244 • Fax: (203) 659-1690

c)
To the Registration Rights Agreement - Section 1(a) will be amended as follows; “The Holders agree to amended their piggyback registration rights such that they allow for any required registration provisions applicable to the New Financing to be first met.

As consideration (the “Consideration”) for your agreement to the above Addendums, you will receive: Additional warrant certificates equal to 100% of the current warrants presently in your possession priced at the same discounted terms as described in item (a) above.

Please note that all other terms and conditions of your Investment Documents will remain the same including the Note Redemption Feature which calls for the automatic redemption of the Notes in an amount applied which represents three and one-half percent (3.5%) of the Company’s gross revenue. Some of you have received your first six month interest coupon with others based upon investment date will be receiving theirs shortly.

As we are in the process of gathering all closing documents, please sign below and return in the self-addressed express mail envelope enclosed. Please feel free to contact William E. Schloth, our Chief Financial Officer or myself with any questions. We look forward to closing this Transaction and continuing to maximize our shareholders value. As required per the Investment Document you will receive new Investment Documents reflecting the above Addendums and Consideration. For your reference we have also attached hereto the Consolidated Audited Financial Statements for the Company as of December 31, 2005 and 2006.

If you have any further questions on this, please also note that we will be having a general conference call with our current investors on Thursday, October 11, 2007 at 11:00 eastern standard time. To attend this discussions please follow the instructions below:

Call into:	888-977-8002
When prompted code
In the following:	12342154#

We appreciate your continued support and look forward to much success in the future.

Sincerely,

Jeffrey Eisenberg
Chief Executive Officer

“Persuading Customers When They Ignore Marketing”

246 Creamer Street, 2nd Flr, Brooklyn, NY 11235
Phone: (877) 643-7244 • Fax: (203) 659-1690

As acknowledged and agreed to as of the date first provided above,

Specific Investment Document References:

10.5% Convertible Promissory Note, Face Amount $____ dated ____, 2007
Warrant Agreement and Warrant Certificate #__ both dated _____ , 2007
Registration Rights Agreement dated _______, 2007

By:

the Registered Holder or Authorized Party
to the Investment Documents Referenced Above

“Persuading Customers When They Ignore Marketing”

246 Creamer Street, 2nd Flr, Brooklyn, NY 11235
Phone: (877) 643-7244 • Fax: (203) 659-1690